Exhibit 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Bank of America Corporation of our report dated January 15, 2003 relating to the financial statements of Bank of America Corporation, which appears in Bank of America Corporation’s 2002 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Charlotte, North Carolina

January 12, 2004